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                                                                    Exhibit 99.1



Press Release dated: September 28, 1998



                                  NEWS RELEASE
                           FOR IMMEDIATE DISTRIBUTION

                 INNOVO ENTERS INTO LEASE/PURCHASE AGREEMENT FOR
                              THIMBLE SQUARE, INC.

         SPRINGFIELD, TENNESSEE, September 28,1998 -- INNOVO GROUP INC. (NASDAQ
Symbol: INNOD), a manufacturer and supplier to national and international retailers, including Wal-Mart, K-Mart, Michael's, Hobby Lobby, Dollar General, Goody's and Fabri-Center, announced today that it has finalized a lease/purchase agreement of its Thimble Square division with Confident Colors, L.L.C.

         L.E. Smith, CEO of Innovo, stated "the disposal of Thimble Square is a positive move for Innovo. The elimination of the Thimble Square subsidiary will allow Innovo to fully direct its time and financial resources towards growing the core businesses of the company. Through 8/31/98 Thimble Square has accounted for $280,998 in operating losses and has absorbed in excess of $20,000 of working capital per month."

         In disposing of Thimble Square, Innovo will incur a one-time charge of $1,208,545 of which $639,000 is goodwill. The lease/purchase of Thimble Square, however, will cease further losses and will allow for $240,000 of working capital annually to be directed towards Innovo's core businesses.

         Innovo Group Inc. designs markets, manufacturers and distributes fashion and sports licensed nylon and canvas products for the multi-billion dollar crafts industry and retail sector in the United States and Europe. Under licensing agreements, the Company's sports lines feature the designs of the NBA, NFL, Major League Baseball, NHL, numerous collegiate teams, Walt Disney and Warner Brothers. Innovo also has certain exclusive and non-exclusive manufacturing and distribution rights for NASCAR licensed products.

Listed: NASDAQ SmallCap Exchange
Trading Symbol: INNO (INNOD)
Contact: Jay Furrow, V.P. of Corporate Development, (615) 384-0100